Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 28th day of September 2009, by and among Frederick County Bancorp, Inc., a Maryland corporation (the “Company”), Frederick County Bank, a Maryland corporation and the wholly owned subsidiary of the Company (the “Bank”), and William R. Talley, Jr.  (“Mr. Talley”).

RECITAL

The Company and the Bank each desires to retain Mr. Talley as Executive Vice President and Chief Financial Officer.  Mr. Talley desires to accept such employment, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.                                       Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

1.1                                 “Commencement Date” means October 1, 2009.

1.2                                 “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Company or the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Company or the Bank, including, but not necessarily limited to:

(a) the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b) the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond,, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office; or

(c) any predecessor or successor of any of the foregoing, or any Bank Regulatory Agency regulatory agency which the Company or Bank may become subject to supervision by as a result of a change in chartering agency or membership status in the Federal Reserve System.

1.3                                 “Bank Board” means the Board of Directors of Frederick County Bank.

1.4                                 “Bank Bylaws” means the Bylaws of Frederick County Bank as in effect from time to time.

1.5                                 “Bank Chairman” means the Chairman of the Board of Frederick County Bank.

1.6                                 “Code” means the Internal Revenue Code of 1986, as amended.

1.7                                 “Company Board” means the Board of Directors of Frederick County Bancorp, Inc.

1.8                                 “Company Bylaws” means the Bylaws of Frederick County Bancorp, Inc. as in effect from time to time.

1.9                                 “Company Chairman” means the Chairman of the Board of Frederick County Bancorp, Inc.

1.10                           “Compensation Committee” means the Corporate Governance and Compensation Committee of the Company Board, or such other or successor committee of the Board of the Directors of the Company delegated to establish or approve executive officer compensation, and that meets the requirements for independence for such committees established under applicable law, regulation and the listing requirements of any exchange on which the Company’s securities are traded (“Listing Requirement”).

1.11                           “Person” means any individual, firm, association, partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

2.                                       Employment; Term.

2.1 Position. The Company and Bank each hereby employs Mr. Talley to serve as its Executive Vice President and Chief Financial Officer, and Mr. Talley accepts such employment.

2.2 Term. The term of this Agreement and Mr. Talley’s employment hereunder shall commence with the Commencement Date and continue until October 1, 2013  (the “Term”), unless sooner terminated in accordance with the provisions of this Agreement.

3.                                       Duties of Executive Vice President.

3.1 Nature and Substance.  Mr. Talley shall report directly to the President and Chief Executive Officer and shall be under the direction of the President and Chief Executive Officer.  The specific powers and duties of the Executive Vice President and Chief Financial Officer shall be established, determined and modified by and within the discretion of the President and Chief Executive Officer including (but not necessarily limited to):

(a) the coordination of the efforts of the Company and the Bank to achieve and maintain any and all necessary and/or appropriate Bank Regulatory Agency approvals and permissions prerequisite to its successful continued operation, including coordination of the professional services of counsel, accountants and bank consultants;

(b) the preparation and presentation to the Company Board and Bank Board of budgets and adherence of the Bank to those approved by the Company Board and Bank Board;

(c) the provision of such reports, updates and other data and information as may be reasonably required by the Company Board or Bank Board and Bank Regulatory Agencies;

(d) manage the Company’s and Bank’s investment portfolios in accordance with the Company’s and Bank’s investment policies approved by the Company Board and Bank Board;

(e) the formulation and implementation of the Company’s and Bank’s employee personnel policies and benefits in coordination with the President and Chief Executive Officer, subject to approval by the Company Board or Bank Board, as appropriate;

(f) the promotion of the reputation and business of the Company and Bank within the community;

(g) participation in and service upon such committees and subcommittees as may be directed by the Company Board or Bank Board without additional compensation to that set forth herein below;

(h) supervision of the maintenance of the books and accounts and the supervision and maintenance of accounts payable and expenses of the Company and Bank and the reporting of the status thereof at each scheduled or called meeting of the Company Board or Bank Board or any committee thereof; provided, however, that all expenditures on behalf of the Company or Bank shall be approved in accordance with the terms and conditions of procedures established by the Company Board or Bank Board, as appropriate;

(i) such other duties and responsibilities as are normally incident to the subject position of Executive Vice President and Chief Financial Officer, including assisting, directing and/or supervising the operations and other employees of the Company or Bank upon such terms, conditions, rules, policies and regulations as may be established by the Company Board or Bank Board, as appropriate, from time to time.

3.2 Performance of Services.  Mr. Talley agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Company and Bank and to their successful operation.   Mr. Talley shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties. During the Term of this Agreement, Mr. Talley shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement.  Mr. Talley agrees that while employed by the Company and Bank he will not, without the prior written consent of the Company Board, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Company or Bank, present a conflict of interest with the Company or Bank, breach his duty of loyalty or fiduciary duties to the Company or Bank, or otherwise conflict with the provisions of this Agreement; provided, however, that Mr. Talley shall not be prevented from investing his assets in such form or manner as would not require any services on the part of Mr. Talley in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with the Company or Bank.  Mr. Talley shall promptly notify the Company Board of any Outside Arrangement and provide the Company Board with any written agreement in connection therewith.

4.                                       Compensation and Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Mr. Talley the following:

4.1 Salary. Beginning on the Commencement Date, Mr. Talley shall be paid a salary (“Salary”) of One Hundred Sixty-Five Thousand Four Hundred Thirty-Five Dollars ($165,435) on an annualized basis. The Bank shall pay Mr. Talley’s Salary in equal installments in accordance with the Bank’s regular payroll periods.  Mr. Talley’s Salary shall be further increased from time to time at the discretion of the Company Board based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law regulation or Listing Requirement).  Mr. Talley shall not be entitled to any separate compensation for service as an employee of the Company.

4.2 Bonus.  During the Term, Mr. Talley shall be paid a bonus (“CFO Bonus”) as approved by the Company Board based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law regulation or Listing Requirement).

4.3 Withholding. Payments of Salary and CFO Bonus shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

4.4 Vacation and Leave.  Mr. Talley shall be entitled to twenty-five (25) days vacation and leave annually, of which twelve and one-half (12.5) days may be carried over to the following year.  Sick leave may be provided for under the current and future sick leave policies of the Company and Bank for executive officers.

4.5 Automobile Allowance.  The Bank shall provide Mr. Talley an automobile allowance of $5,000 annually, which shall be paid in quarterly payments of $1,250, payable on the last day of each calendar quarter.  This allowance is in lieu of any automobile expense reimbursement.

4.5 Non-Life Insurance.  The Bank will provide Mr. Talley with group health, disability and other insurance as the Company Board may determine appropriate based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law regulation or Listing Requirement).

4.6 Life Insurance.

4.6.1 The Bank will obtain, and maintain at all times while this Agreement is in effect, a term life insurance policy (the “Policy”) on Mr. Talley in the amount of $600,000, the particular product and carrier to be chosen by the Bank in its discretion.  Mr. Talley shall have the right to designate the beneficiary of the Policy.  The Bank will pay the premium for the Policy at the standard rate. In the event Mr. Talley is rated and the premium exceeds the standard rate, Mr. Talley shall be responsible for paying the excess, which shall be deducted from his Salary.

4.6.2 The Company or Bank may, at its cost, obtain and maintain “key-man” life insurance on Mr. Talley in such amount as determined by the Company Board or Bank Board from time to time.  Mr. Talley agrees to cooperate fully and to take all actions reasonably required by the Company or Bank in connection with such insurance.

4.7 Expenses.  The Company and Bank shall promptly upon presentation of proper expense reports therefor reimburse Mr. Talley, in accordance with the policies and procedures established from time to time by the Company Board and/or Bank Board for its senior executive officers, for all reasonable and customary travel and other out-of-pocket expenses incurred by Mr. Talley in the performance of his duties and responsibilities under this Agreement and promoting the business of the Company or Bank, including appropriate membership fees, dues and the cost of attending meetings and conventions.

4.8 Retirement Plans.  Mr. Talley shall be entitled to participate in any and all qualified pension or other retirement plans of the Company or Bank which may be applicable to executive personnel of the Company or Bank.

4.9 Options.  Mr. Talley may be issued options to acquire shares of Bank stock from time to time (or to participate in and receive grants under any other equity based compensation program which the Company may at the discretion of the Company Board may determine appropriate based upon the recommendation of the Compensation Committee (or other approval procedure required by applicable law regulation or Listing Requirement).Bank Board.

4.10 Other Benefits. While this Agreement is in effect, Mr. Talley shall be entitled to all other benefits that the Company or Bank provides from time to time to its senior executive officers, including, but not limited to, any equity compensation, or other incentive plans.

4.11 Eligibility. Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

5.                                       Conditions Subsequent to Continued Operation and Effect of Agreement.

5.1 Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Company and Bank.  Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by either party if the parties hereto cannot in good faith agree upon such additions, deletions, or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

6.                                       Termination of Agreement. This Agreement may be terminated prior to expiration of the Term as provided below.

6.1                                  Definition of Cause. For purposes of this Agreement, “Cause” means:

(a) any act of theft, fraud, intentional misrepresentation or similar conduct by Mr. Talley in connection with or associated with the services rendered by Mr. Talley to the Bank under this Agreement;

(b) any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 5.1 within a reasonable period of time after written notice thereof;

(c) any Bank Regulatory Agency action or proceeding against Mr. Talley as a result of his negligence, fraud, malfeasance or misconduct;

(d) material failure of Mr. Talley to achieve budget requirements, performance standards or targets established annually by the Company Board or Bank Board, where such failure is not the result of economic conditions or lack of appropriate effort and/or due diligence by Mr. Talley; or

(e) any of the following conduct on the part of Mr. Talley that has not been corrected or cured within thirty (30) days after having received written notice from the Company Board or Bank Board detailing and describing such conduct:

(i)                    the use of drugs, alcohol or other substances by Mr. Talley to an extent which materially interferes with or prevents Mr. Talley from performing his duties under this Agreement;

(ii)                 failure by or the inability of Mr. Talley to devote full time, attention and energy to the performance of his duties pursuant to this Agreement (other than by reason of his death or disability);

(iii)              intentional material failure by Mr. Talley to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Company Board or Bank Board, which are consistent with his position as Executive Vice President and Chief Financial Officer; or

(iv)             willful or intentional misconduct on the part of Mr. Talley that results in substantial injury to the Company or Bank or any of its subsidiaries or affiliates.

6.2         Termination by Company and Bank.

6.2.1                        For Cause.  The Company and Bank shall have the right to cancel and terminate this Agreement and Mr. Talley’s employment for Cause immediately on written notice, with his compensation and benefits ceasing as of his last day of employment, provided, however, that Mr. Talley shall be entitled to benefits through the last day of employment and accrued compensation to that date.

6.2.2                        Without Cause.  The Company and Bank shall have the right to cancel and terminate this Agreement and Mr. Talley’s employment at any time on written notice without Cause for any or no reason, with Mr. Talley’s compensation and benefits ceasing as of his last day of employment, subject to the provisions of Section 6.5. and Article 8.

6.3 Termination by Mr. Talley.  Mr. Talley shall have the right to cancel and terminate this Agreement and his employment at any time on sixty (60) days prior written notice to the Company Board and Bank Board, with his compensation and benefits ceasing as of his last day of employment, provided, however, that he shall be entitled to benefits through the last day of employment and accrued compensation to that date.

6.4 Joint Termination.  The right of the Company and Bank to terminate Mr. Talley may not be exercised separately, but must be exercised by both the Company and Bank simultaneously.

6.5 Severance. Except as set forth below, if Mr. Talley’s employment with the Company and Bank is terminated by the Company and Bank or its successors during the Term without Cause, the Company and Bank or their successors shall, for the balance of the Term, continue to pay Mr. Talley, in the manner set forth below, Mr. Talley’s Salary at the rate being paid as of the date of termination plus the unpaid portion of any CFO Bonus previously approved as provided in Section 4.2; and such other benefits as provided in Sections 4.4, 4.5, and 4.6; provided, however, that Mr. Talley shall not be entitled to any such payments of Salary if (i) his employment is terminated due to his death or long-term disability or (ii) this Agreement is rendered null and void pursuant to Section 5.1 or (iii) there is a Change in Control Termination (as defined in Section 8.2). Any Salary and CFO Bonus due Mr. Talley pursuant to this Section 6.5 shall be paid to Mr. Talley in installments on the same schedule as he was paid immediately prior to the date of termination, each installment to be the same amount he would have been paid under this Agreement if he had not been terminated. In the event Mr. Talley breaches any provision of Article 7 of this Agreement, Mr. Talley’s entitlement to any Salary, any CFO Bonus, and any benefits due pursuant to this Section 6.5, if and to the extent not yet paid, shall thereupon immediately cease and terminate.

7.                                       Confidentiality; Non-Competition; Non-Interference.

7.1 Confidential Information. Mr. Talley, during employment by the Company and Bank, will have access to and become familiar with various confidential and proprietary information of the Bank, its parent, subsidiaries and/or affiliates (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Company and Bank, their subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

7.2 Nondisclosure.  Mr. Talley hereby covenants and agrees that he shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, or use Confidential Information in any way or for any purpose, except as required in the course of his employment by the Company and Bank. The covenant set forth in this Section 7.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Article 7 by Mr. Talley) or information that is customarily shown or disclosed.

7.3 Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Mr. Talley, or otherwise provided to or coming into the possession of Mr. Talley, that contain any proprietary information about or pertaining or relating to the Company or Bank, their respective parents, subsidiaries and/or affiliates and/or their businesses (“Proprietary Information”) shall at all times remain their exclusive property. Promptly after a request by the Company Board or Bank Board or the termination of Mr. Talley’s employment, Mr. Talley shall take reasonable efforts to (i) return to the Company and Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Proprietary Information and (ii) purge and destroy all Documents and Proprietary

Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Company Chairman or Bank Chairman , and Mr. Talley shall not retain in any tangible form any such Document or any summary, compilation, synopsis or abstract of any Document or Proprietary Information.

7.4                                  Non-Competition.

7.4.1 Mr. Talley hereby acknowledges and agrees that, during the course of employment by the Company and Bank, he will become familiar with and involved in all aspects of the business and operations of the Bank and its parent, subsidiaries and affiliates.  Mr. Talley hereby covenants and agrees that from the Commencement Date until the earlier to occur of (a) the date one hundred eighty (180) days after his last day of employment with the Bank or (b) October 1, 2013, Mr. Talley will not at any time, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or otherwise) render any services to a bank or savings and loan or a holding company of a bank or savings and loan (in any case, a “financial institution”) with respect to any financial institution office, branch or other facility (in any case, a “Branch”) that is located within a thirty-five (35) mile radius of the location of the Bank’s headquarters on the date hereof (including, without limitation, being involved in any manner in the operations of or having any responsibilities with respect to any Branch).

7.4.2 This Section 7.4 shall not apply if prior to October 1, 2013, there is a (i) merger or consolidation of the Company with a third party in which the Company is not the survivor, (ii) sale of a controlling interest in the Company to a third party or (iii) a sale of all or substantially all of the business or assets of the Company to a third party, and this Agreement is not assumed by such third party or Mr. Talley’s employment hereunder is otherwise terminated by the Company or such third party in connection with such merger, consolidation or sale. Further, mere ownership of less than two percent (2%) of the securities of any publicly held corporation shall not constitute a violation of this Section.

7.5 Non-Interference.  Mr. Talley hereby covenants and agrees that from the Commencement Date until the earlier to occur of (a) the date one hundred eighty (180) days after his last day of employment with the Company and Bank or (b) October 1, 2013, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or any of its subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Company and/or any such subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

7.6 Injunction. In the event of any breach or threatened or attempted breach of any such provision by Mr. Talley, the Company and Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Mr. Talley and each and every other Person concerned therein from the continuation of such volatile acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

7.7                                 Reasonableness.

7.7.1 Mr. Talley has carefully read and considered the provisions of this Article 7 and, having done so, agrees that the restrictions and agreements set forth in this Article 7 are fair and reasonable and are reasonably required for the protection of the interests of the Company and Bank and their business, shareholders, directors, officers and employees.  Mr. Talley further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

7.7.2 If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

8.                                       Change in Control.

8.1                                 Definition.  “Change in Control” means and shall be deemed to have occurred if:

(a)   there shall be consummated (1) any consolidation, merger, share exchange, or similar transaction relating to the Company, in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of the Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (2) any sale of all or substantially all of the assets of the Company, other than a transfer of assets to a related person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of U.S. Treasury Regulations;

(b)  any person (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall after the Commencement Date become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the voting power of then all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person); or

(c)  where over a twelve month period, a majority of the members of the Board of Directors of the Company (the “Board”) are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board in office prior to such appointment or election.

(d)  Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 8.1(a), Section 8.1(b) or Section 8.1(c) does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and administrative guidance promulgated thereunder (“Section 409A”), then such event shall not constitute a “Change in Control” hereunder.”

8.2                                 Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)  Mr. Talley’s employment with the Company or Bank is terminated without Cause within one hundred twenty (120) days immediately (i) prior to and in conjunction with a Change in Control or (ii) following consummation of a Change in Control; or

(b)  Within 120 days following consummation of a Change in Control, Mr. Talley’s title, duties and or position have been materially reduced such that Mr. Talley is not in a comparable position (with materially comparable compensation and benefits) with the surviving corporation to the position he held immediately prior to the Change in Control, and within fifteen (15) days after notification of such reduction Mr. Talley notifies the Company Board or its successors that he is terminating his employment due to such change in his employment unless such change is cured within thirty (30) days of such notice by providing him with a comparable position (including materially comparable compensation and benefits).  If Mr. Talley’s employment is terminated under this Section, his last day of employment shall be mutually agreed to by Mr. Talley and the Company Board or its successors, but shall be not more than sixty (60) days after such notice is given by Mr. Talley; or

(c)   If at the expiration of the one hundred twenty (120) day period immediately following consummation of a Change in Control (the “Action Period”) none of the events described in Sections 8.2(a) and 8.2(b) above have occurred, Mr. Talley, within the thirty (30) day period immediately following the last day of the Action Period, notifies the Company Board that he is terminating his employment due to the Change in Control, with his last day of employment to be mutually agreed to by Mr. Talley, the Company or its successors but which shall be not more than sixty (60) days after such notice is given by Mr. Talley.

8.3                                 Change in Control Payment.  If there is a Change in Control Termination, Mr. Talley shall be paid in thirty-six (36) equal cash payments (the “Change Payment”) by the Bank where the total of the Change Payment will be equal to 2.99 times his Salary at the highest rate in effect during the twelve (12) month period immediately preceding his last day of employment, such Change Payment to be made to Mr. Talley within forty-five (45) days after the later of (i) his last day of employment or (ii) the date of the Change in Control, the exact date of payment to be determined in the sole discretion of the Company. In addition, the Bank shall make monthly payments for twenty-four (24) months following the Change in Control Termination, for Mr. Talley’s health insurance premiums.  The payments described in this Section 8.3 are “Change Payments.”  The payment of health insurance premiums is conditioned on the terms of the Company’s or Bank’s health insurance policy then in place and the Officer’s compliance with applicable federal and state laws and regulations.

8.4                                 Adjustment.

(a)  Notwithstanding anything in this Agreement to the contrary, if the Determining Firm (as defined in Section 8.4(b)) determines that any portion of the Change Payment and/or the portions, if any, of other payments or distributions in the nature of compensation by the Bank to or for the benefit of Mr. Talley (including, but not limited to, the value of the acceleration in vesting of restricted stock, options or any other stock-based compensation) whether or not paid or payable or distributed or distributable pursuant to the terms of this Agreement (collectively with the Change Payment, the “Aggregate Payment”), would cause any portion of the Aggregate Payment to be subject to the excise tax imposed by Code Section 4999 or would be nondeductible by the Company or Bank pursuant to Code Section 280G (such portion subject to the excise tax or being nondeductible, the “Parachute Payment”), the Aggregate Payment will be reduced, beginning with the Change Payment, to an amount which will not cause any portion of the Aggregate Payment to constitute a Parachute Payment.

(b)  All determinations required to be made under this Section 8.4, will be made by a reputable law or accounting firm (the “Determining Firm”) selected by the Company.  All fees and expenses of the Determining Firm will be obligations solely of the Company.  The determination of the Determining Firm will be binding upon Mr. Talley and the Company.

“8.5                           Construction; Compliance with 409A, Delay in Payment.

(a)  It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall be in accordance with Section 409A, and thus avoid the imposition of any excise tax and interest on Mr. Talley pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Mr. Talley acknowledges and agrees that he shall be solely responsible for the payment of any excise tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(b)  Notwithstanding anything to the contrary contained herein, any payment hereunder that is considered

“nonqualified deferred compensation” that is to be made to Mr. Talley while he is a “specified employee”, in each case as defined and determined for purposes of Section 409A, within six months following Mr. Talley’s “separation from service” (as determined in accordance with Section 409A), then to the extent that such payment is not otherwise permitted under Section 409A such that it would be exempt from the excise tax thereunder, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Mr. Talley’s separation from service, or, if earlier upon Mr. Talley’s death.  To the extent that any payment to Mr. Talley which is payable in installments is required to be deferred pursuant to this Section 8.5(b), such deferred installments shall be paid on the first business day of the seventh month following Mr. Talley’s separation from service, or, if earlier upon Mr. Talley’s death, and any remaining installments shall be paid as scheduled.  For purposes of this Agreement, any payment to Mr. Talley which is payable in installments represents the right to a series of separate payments.

(c)  The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to fully comply with Section 409A.”

9. Assignability.  Mr. Talley shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving to the choice of law rules thereof.

11. Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given (1) when hand delivered to the other party, or (2) when received when by facsimile at the address a number set forth below provided however, that notices given by facsimile shall not be effective unless either a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this sub additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day); or three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	John N. Burdette	cc:	David Baris, Esquire
	Chairman of the Board		Kennedy, Baris, & Lundy L.L.P.
	Frederick County Bank		4701 Sangamore Road, Suite P-15
	P.O. Box 1100		Bethesda, MD 20816
Frederick, MD 21702

To:	William R. Talley, Jr. 6227 Derby Drive Frederick, MD 21703

12. Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Mr. Talley by the Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof, including but not limited to the Employment Agreement dated August 18, 2005 by and between Frederick County Bank and Martin S. Talley. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

13. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14. Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

15. Amendment: Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

16. Gender and Tense. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

17. Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Company and Bank, their respective successors and assigns, and Mr. Talley and his heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FREDERICK COUNTY BANCORP, INC.

FREDERICK COUNTY BANK

By:	/s/ John N. Burdette	By:	/s/ William R. Talley, Jr.
	John N. Burdette		William R. Talley, Jr.

Title:	Chairman of the Board	Title:	Executive Vice President & Chief Financial Officer

September 28, 2009
Date